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                                                                   EXHIBIT 11.1

                            APS HOLDING CORPORATION
                        COMPUTATION OF INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      YEAR ENDED        YEAR ENDED       YEAR ENDED
                                                                      JANUARY 25,       JANUARY 27,      JANUARY 28,
                                                                         1997              1996             1995
                                                                      -----------       -----------      -----------
SHARES FOR PRIMARY AND FULLY DILUTIVE COMPUTATIONS:

Weighted average shares of common stock outstanding                     13,741            13,725           13,523
Shares issuable on assumed exercise of stock options                         0*              176              198
                                                                      --------          --------         --------

     Weighted average shares for primary net income per share           13,741            13,901           13,721

Incremental shares issuable on assumed exercise of stock
    options to reflect maximum dilutive effect                               0*                3                1
                                                                      --------          --------         --------

     Weighted average shares for fully diluted net income per share     13,741            13,904           13,722
                                                                      ========          ========         ========


NET INCOME (LOSS) FOR PRIMARY AND FULLY DILUTIVE COMPUTATIONS:

Income (loss) before extraordinary item                               $(10,836)         $  9,236         $ 32,367
Extraordinary item - charges resulting from extinguishment
  of debt, net of income taxes                                              --            (2,468)              --
                                                                      --------          --------         --------

     Net income (loss)                                                $(10,836)         $  6,768         $ 32,367
                                                                      ========          ========         ========


PRIMARY NET INCOME (LOSS) PER SHARE:

Income (loss) before extraordinary item                               $  (0.79)         $   0.67         $   2.36
Extraordinary item - charges resulting from extinguishment
  of debt, net of income taxes                                              --             (0.18)              --
                                                                      --------          --------         --------

     Primary net income (loss) per share                              $  (0.79)         $   0.49         $   2.36
                                                                      ========          ========         ========


FULLY DILUTIVE NET INCOME (LOSS) PER SHARE:

Income (loss) before extraordinary item                               $  (0.79)         $   0.67         $   2.36
Extraordinary item - charges resulting from extinguishment
  of debt, net of income taxes                                              --             (0.18)              --
                                                                      --------          --------         --------

     Fully dilutive net income (loss) per share                       $  (0.79)         $   0.49         $   2.36
                                                                      ========          ========         ========

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* Due to the anti-dilutive effect of the stock options on both primary and fully dilutive loss per share ("LPS"), such amounts have been excluded from LPS.